Press Release

Source: UNR Holdings Inc.

UNR Holdings, Inc. Subsidiary Secures Mortgage Funding For MARSHAL Apartment Buyers

NEW YORK – May 9, 2013 (PRNewswire) – UNR Holdings, Inc. (OTC: UNRH), today announced that its Russian operating subsidiary, 494 UNR, a residential and commercial real estate developer and construction contractor, operating principally in the city of Moscow and its suburban communities, has negotiated and reached an agreement with OJSC RosDorBank on mortgage lending for property buyers at the MARSHAL apartment complex, which was built and is being sold by 494 UNR.

RosDorBank was established in 1991 as one of the first commercial banks in the Russian Federation.

UNR CEO Alexey Kim commented, “I am delighted that we were able to enter into this agreement with RosDorBank. We expect as a result to increase our sales of MARSHAL apartments.”

For the year 2012, the volume of granted mortgage loans in Russia was 1.03 trillion rubles. In 2013, according to the "state of the mortgage market index" developed by analysts at mortgage bank DeltaCredit, the mortgage market will reach 1.13 trillion rubles (US$32 billion).

About UNR Holdings, Inc.

UNR Holdings is a U.S. corporation with a 67% controlling interest in its Russian operating subsidiary, 494 UNR, a diverse development and construction company with many years of success serving the greater Moscow area. 494 UNR specializes in general and infrastructure construction services, such as designing and building multi-story apartment buildings for middle and upper middle class families, office buildings, highways and bridges. It also produces and supplies a patented road-base and slope-stabilizing infrastructure construction material.

While 494 UNR is involved in complex construction projects, it also assists the Russian government with infrastructure projects for oil and gas corporations, such as GAZPROM and TRANSNEFT. 494 UNR is one of the oldest and most established construction companies located and operating in the greater Moscow area, which now encompasses over 950 square miles. More detailed information about company projects is available at the UNR Holdings, Inc. corporate website: http://www.unrholdings.com.

Forward-Looking Statements

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and UNR Holding’s performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. UNR Holdings, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Company Contact:

Veasti Ciumac

UNR Holdings, Inc.

Phone: (212) 400-7532

Email: info@unrholdings.com